    As filed with the Securities and Exchange Commission on August 30, 2007

                                             Securities Act File No. 333-140769
                                      Investment Company Act File No. 811-06471
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       [ ] PRE-EFFECTIVE AMENDMENT NO.
                       [X] POST-EFFECTIVE AMENDMENT NO. 1

                        (CHECK APPROPRIATE BOX OR BOXES)

                VAN KAMPEN TRUST FOR INVESTMENT GRADE MUNICIPALS

         (EXACT NAME OF REGISTRANT AS SPECIFIED IN DECLARATION OF TRUST)

                                 (800) 341-2929
                        (AREA CODE AND TELEPHONE NUMBER)

                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                              AMY R. DOBERMAN, ESQ.
                                MANAGING DIRECTOR
                           VAN KAMPEN INVESTMENTS INC.
                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   COPIES TO:

                             CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              333 WEST WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 407-0700


================================================================================

                                EXPLANATORY NOTE

         The Joint Proxy Statement/Prospectus in the form filed on March 30, 2007 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, and the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement (File Nos. 333-140769 and 811-06471) as filed on March 27, 2007 are incorporated herein by reference.

         This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant.

                           PART C: OTHER INFORMATION

ITEM 15. INDEMNIFICATION

         There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of Van Kampen Trust for Investment Grade Municipals (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-140769 and 811-06471) as filed with the Securities and Exchange Commission on March 27, 2007, which information is incorporated herein by reference.

ITEM 16. EXHIBITS

         (1)   (a)  (i) Declaration of Trust of the Registrant+

                   (ii) Certificates of Amendment to the Declaration of Trust+

               (b)   Form of Certificate of Vote Establishing Preferred Shares
                     of the Registrant and amendments thereto++
         (2)   (a)   By-Laws of the Registrant+
               (b)   Articles of Amendment to the By-Laws of the Registrant+
               (c)   Amended and Restated By-Laws of the Registrant++
         (3)         Not applicable
         (4)         Form of Agreement and Plan of Reorganization between the
                     Registrant and the Target Fund++
         (5)   (a)   Specimen share certificate for common shares of the
                     Registrant++
               (b)   Specimen share certificate for preferred shares of the
                     Registrant++
         (6)   (a)   Investment Advisory Agreement+
               (b)   Amendment Number One to the Investment Advisory Agreement+
         (7)         Not Applicable
         (8)   (a)   Form of Amended and Restated Deferred Compensation
                     Agreement+
               (b)   Form of Retirement Plan+
         (9)   (a)   Custodian Contract+
               (b)   Amendment to Custodian Contract+
               (c)   Amendment to Custodian Contract++
         (10)        Not Applicable
         (11)  (a)   Consent of Skadden, Arps, Slate, Meagher & Flom LLP++
               (b)   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP+++
         (12)        Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP++++
         (13)  (a)   Transfer Agency and Service Agreement+
               (b)   (i)    Auction Agency Agreement+
                     (ii)   Amendment to Auction Agency Agreement++
               (c)   (i)    Form of Broker-Dealer Agreement+
                     (ii)   Amendment to Broker-Dealer Agreement++
               (d)   (i)    Letter of Representations+
                     (ii)   Form of Letter of Representations+
               (e)   Fund Accounting Agreement+
               (f)   Amended and Restated Legal Services Agreement+
         (14)        Consent of Independent Registered Public Accounting Firm+++
         (15)        Not Applicable
         (16)        Power of Attorney++++
         (17)  (a)   Code of Ethics of the Investment Adviser++
               (b)   Codes of Ethics of the Funds+
         (99)  (a)   Proxy card for the Target Fund++
               (b)   Proxy card for the Acquiring Fund++

          + Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form N-14, File Nos. 333-123453 and 811-06471, filed with the Securities and Exchange Commission on May 5, 2005.

          ++ Incorporated herein by reference to the Registrant's Registration Statement on Form N-14, File Nos. 333-140769 and 811-06471, filed with the Securities and Exchange Commission on February 16, 2007.

          +++ Incorporated herein by reference to the Registrant's Registration Statement on Form N-14, File Nos. 333-140769 and 811-06471, filed with the Securities and Exchange Commission on March 27, 2007.

          ++++  Filed herewith.

ITEM 17. UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES
         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, and the State of New York, on August 30, 2007.
                                        VAN KAMPEN TRUST FOR INVESTMENT
                                          GRADE MUNICIPALS

                                        By:   /s/ Ronald E. Robison
                                              ----------------------------------
                                               Ronald E. Robison
                                               President and Principal
                                               Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURES               TITLE
               ----------               -----
PRINCIPAL EXECUTIVE OFFICER:

/s/ Ronald E. Robison                  President and Principal Executive Officer
-------------------------------------
Ronald E. Robison

PRINCIPAL FINANCIAL OFFICER:


/s/ Stuart N. Schuldt*                 Chief Financial Officer and Treasurer
--------------------------------------
Stuart N. Schuldt

TRUSTEES:

/s/ David C. Arch*                     Trustee
--------------------------------------
David C. Arch

/s/ Jerry D. Choate*                   Trustee
--------------------------------------
Jerry D. Choate

/s/ Rod Dammeyer*                      Trustee
--------------------------------------
Rod Dammeyer

/s/ Linda Hutton Heagy*                 Trustee
---------------------------------------
Linda Hutton Heagy

/s/ R. Craig Kennedy*                   Trustee
---------------------------------------
R. Craig Kennedy

/s/ Howard J Kerr*                      Trustee
---------------------------------------
Howard J Kerr


/s/ Jack E. Nelson*                     Trustee
---------------------------------------
Jack E. Nelson


/s/ Hugo F. Sonnenschein*               Trustee
---------------------------------------
Hugo F. Sonnenschein

/s/ Wayne W. Whalen*                     Trustee
---------------------------------------
Wayne W. Whalen

/s/ Suzanne H. Woolsey*                  Trustee
---------------------------------------
Suzanne H. Woolsey

------------------
* Signed by Lou Anne McInnis pursuant to a power of attorney filed herewith.
         /s/ Lou Anne McInnis                        August 30, 2007
         ----------------------------------------
         Lou Anne McInnis
         Attorney-in-Fact

                                  EXHIBIT INDEX

(12)     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

(16)     Power of Attorney